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                                EXHIBIT 23 (a)


                       Consent of KPMG Peat Marwick LLP
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                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Capital Bancorporation, Inc.:

We consent to the incorporation by reference in the previously filed registration statements on Form S-3 (nos. 33-27814 and 33-50655) and Form S-8 (nos. 2-87392, 33-23306, 33-35928, 33-53454, and 33-55257) of Union Planters
Corporation of our report dated January 17, 1995, with respect to the consolidated balance sheets of Capital Bancorporation, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Union Planters Corporation dated August 21, 1995.



/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
August 21, 1995